                                                                    EXHIBIT 99.1

news release                                                      [TENNECO LOGO]

Contacts:    Jane Ostrander                       Leslie Hunziker
             Media Relations                      Investor Relations
             847 482-5607                         847 482-5042
             jostrander@tenneco.com               lhunziker@tenneco.com

                  TENNECO REPORTS SOLID SECOND QUARTER RESULTS

   -     GLOBAL AFTERMARKET REVENUE INCREASES 7%

   -     EUROPEAN SEGMENT EBIT UP 34%

   -     GROSS MARGIN IMPROVES TO 20.5%

Lake Forest, Illinois, July 27, 2006 - Tenneco Inc. (NYSE: TEN) reported second quarter 2006 net income of $24 million, or 53-cents per diluted share, versus $33 million, or 71-cents per diluted share one year ago. Adjusted for the items below, net income was $33 million, or 73-cents per diluted share, compared with $35 million, or 77-cents per diluted share in second quarter 2005 (see the attached tables, which reconcile GAAP results to non-GAAP results).

EBIT (earnings before interest, taxes and minority interest) was $73 million, versus $83 million in second quarter 2005. On an adjusted basis, EBIT was $87 million, versus $85 million a year ago. EBITDA (EBIT before depreciation and amortization) was $120 million, compared with $127 million the previous year. Adjusted EBITDA was $134 million, compared with second quarter 2005 adjusted EBITDA of $129 million.

Although adjusted EBIT and EBITDA were up year-over-year, adjusted net income declined with the impact of higher interest costs on the company's variable rate debt and increased minority interest expense due to growth in the company's China joint ventures.

Tenneco said its strong geographic and market balance, and diverse customer base helped the company produce solid results in light of challenging original equipment market conditions in North America and Australia. The company's European segment, the global aftermarket and China operations delivered improved revenue and earnings performance, partially offsetting the impact of lower OE volumes in North America and higher material costs globally. The company was also aided in the quarter by ongoing efforts to improve operational efficiency through Lean manufacturing and Six Sigma programs, and tight control of discretionary spending.

                                     -More-

ADJUSTED SECOND QUARTER 2006 AND 2005 RESULTS:

                                                                     Q2 2006                         Q2 2005
                                                      ------------------------------------ ------------------------------
                                                                         Net                              Net
                                                        EBITDA   EBIT  Income   Per Share  EBITDA  EBIT  Income Per Share
                                                      --------- ------ ------   ---------- ------ ------ ------ ---------
Earnings Measures                                     $     120 $   73 $   24   $     0.53 $  127 $   83 $   33 $    0.71

Adjustments (reflects non-GAAP measures):
    Restructuring and restructuring related expenses          8      8      5         0.12      2      2      1      0.03
    New Aftermarket customer changeover costs                 6      6      4         0.08      -      -      -         -
    Tax adjustments                                           -      -      -            -      -      -      1      0.03
                                                      --------- ------ ------   ---------- ------ ------ ------ ---------
Non-GAAP earnings measures                            $     134 $   87 $   33   $     0.73 $  129 $   85 $   35 $    0.77
                                                      --------- ------ ------   ---------- ------ ------ ------ ---------

SECOND QUARTER 2006 ADJUSTMENTS:

      - Restructuring and restructuring related expenses of $8 million pre-tax, or 12-cents per diluted share;

      - Aftermarket customer changeover costs of $6 million pre-tax, or 8-cents per diluted share.

SECOND QUARTER 2005 ADJUSTMENTS:

      - Restructuring and restructuring related expenses of $2 million pre-tax, or 3-cents per diluted share;

      - Tax expense of $1 million, or 3-cents per diluted share, primarily related to adjusting state tax net operating loss carry forwards.

Tenneco reported second quarter revenue of $1.22 billion, up from $1.18 billion a year ago. Favorable currency benefited revenue by $19 million. Excluding the impact of currency and substrate sales, revenue was down about 1%.

Cash flow generated from operations in the quarter was $80 million, compared with $32 million in second quarter 2005 when the discontinuation of the General Motors Advanced Payment Program negatively impacted cash performance. This improved cash performance has allowed the company to make additional capital investments for significant growth expected in 2007.

Debt net of cash was $1.246 billion, down from $1.346 billion a year ago. The ratio of debt net of cash balances to adjusted LTM (Last Twelve Months) EBITDA was 3.0, versus 3.3 for the same period last year. At quarter-end, total debt decreased to $1.369 billion from $1.412 billion a year ago.

Tenneco's gross margin in the quarter was 20.5%, an improvement over 20.3% a year ago. Operational improvements and the impact of higher margin North American aftermarket ride control sales more than offset higher restructuring costs; the impact of increased European substrate sales on high volume platforms; and $8 million related to higher gross material costs.

Sales, General, Administrative and Engineering (SGA&E) expense in the quarter was 10.6% of sales versus 9.4% in second quarter 2005. SGA&E expense for the quarter as a percentage of LTM sales was 10.8%, an improvement from 11.1% for the same period a year ago. SGA&E in the quarter was impacted by restructuring and aftermarket customer changeover costs.

NORTH AMERICA

      - North America OE revenue was $367 million, down from revenue of $390 million a year ago. Excluding the impact of currency, revenue was $365 million (the attached tables reconcile GAAP revenues to revenues adjusted for substrate sales and currency.) The decrease was primarily the result of lower exhaust volumes due to OE production declines and the build out on several key exhaust platforms, which more than offset stronger heavy duty ride control volumes and the ramp-up of a major ride control platform.

      - North America aftermarket revenue increased 8% to $157 million, versus $146 million a year ago. The increase was driven by higher ride control volumes and price increases in both the ride control and exhaust product lines. Business from previously announced new customers generated $3 million of the revenue increase.

      - EBIT for North American operations was $37 million, compared with $52 million in second quarter 2005. Second quarter 2006 EBIT includes $4 million in restructuring costs and $6 million for aftermarket customer changeover costs.

      - In addition to the negative impact of restructuring and aftermarket customer changeover costs, EBIT was impacted by lower OE exhaust volumes and higher material costs, which more than offset manufacturing efficiency improvements and cost reduction efforts.

EUROPE, SOUTH AMERICA AND INDIA

      - Europe OE revenue was $412 million, up from $382 million a year ago. Excluding the impact of currency, revenue was up almost 5%. Substrate sales as a percentage of revenue increased to 37% of total Europe OE emission control revenue from 31% a year ago due to an increase in diesel aftertreatment and hot-end exhaust business.

      - Europe aftermarket revenue was $118 million, up 9% from $109 million in second quarter 2005 and up 7% excluding the impact of currency. The increase was driven by stronger ride control volumes and price increases and market share gains in the exhaust business.

      - South America and India revenue was $66 million, up from $59 million the previous year. Higher volumes in South America and India and a $4 million positive currency impact in South America drove the increase.

      - EBIT for Europe, South America and India was $34 million, a 34% increase over $27 million a year ago. EBIT benefited from $1 million in currency.

      - EBIT included $3 million in restructuring costs compared with $2 million in second quarter 2005.

      - The significant EBIT improvement, despite a higher percentage of substrate sales, was primarily driven by better manufacturing performance, particularly in the European OE emission control business; higher aftermarket sales; and tight spending controls.

ASIA PACIFIC

      - Asia revenue was $58 million, a 60% increase over $35 million a year ago, mainly driven by higher OE exhaust sales in China including new platform launches. Excluding substrate sales, revenue was up 51% year-over-year.

      - Australia revenue was $44 million, down 26% from $59 million in second quarter 2005, primarily driven by a sharp decline in OE volumes with domestic industry production down almost 25% compared with the previous year. Lower aftermarket sales also negatively impacted revenue.

      - Asia Pacific EBIT was $2 million, versus $4 million a year ago. Second quarter 2006 EBIT included $1 million in restructuring costs.

      - The EBIT decline was the result of lower OE volumes in Australia and higher workers compensation costs in Australia, which more than offset operational improvements in Asia OE operations and the benefit from new business launches in China.

YEAR-TO-DATE RESULTS

Like other auto suppliers, Tenneco has faced a difficult environment through the first half of 2006. The company's strong global manufacturing and distribution footprint; presence in a variety of markets; and diverse customer base have helped mitigate market pressures, particularly in North America and Australia. In addition, the company has benefited from its focus on consistent strategies for improving cash performance, optimizing operations, and controlling costs, while preparing for a significant growth year in 2007.

Through the first half of 2006, Tenneco reported net income of $31 million, or 67-cents per diluted share, versus net income of $40 million, or 88-cents per diluted share for the first six months of 2005. On an adjusted basis, year-to-date net income was $42 million, or 94-cents per diluted share, compared with $44 million, or 97-cents per diluted share a year ago.

Year-to-date EBIT was $115 million compared with EBIT of $127 million for the first half of 2005. Adjusted year-to-date EBIT was $136 million compared with $132 million the previous year. EBITDA was $206 million, versus $217 million a year ago. Adjusted EBITDA was $227 million for the first half of 2006, versus $222 million for the same period a year ago.

OUTLOOK

Tenneco anticipates that the North American and Australian OE markets will continue to be challenging with revenue and earnings pressure from lower OE production rates through the remainder of the year. The company hopes to counter the impact of market downturns with its European segment and China operations. The company also intends to stay focused on factors within its control - intensely managing costs; continuously improving manufacturing efficiency; and leveraging global supply chain spending.

Tenneco remains committed to its goal of de-leveraging by reducing net debt to adjusted EBITDA to 2.8X by the end of the year.

ATTACHMENT 1

Statements of Income - 3 Months
Statements of Income - 6 Months
Balance Sheets
Statements of Cash Flows - 6 Months

ATTACHMENT 2

Reconciliation of GAAP Net Income to EBITDA - 3 Months
Reconciliation of GAAP to Non-GAAP Earnings Measures - 3 Months
Reconciliation of GAAP Net Income to EBITDA - 6 Months
Reconciliation of GAAP to Non-GAAP Earnings Measures - 6 Months
Reconciliation of GAAP Revenues to Non-GAAP Revenues - 3 Months
Reconciliation of GAAP Revenues to Non-GAAP Revenues - 6 Months
Reconciliation of Non-GAAP Measures - Ratio of Debt Net of Cash to Adjusted EBITDA - LTM
Reconciliation of Non-GAAP Measures - SGA&E as Percent of Sales - LTM

CONFERENCE CALL

The company will host a conference call on Thursday, July 27, 2006 at 10:30 a.m. EDT. The dial-in number is 888-790-1408 (domestic) or 773-756-0157(international). The passcode is TENNECO. The call and accompanying slides will be available on the financial section of the Tenneco web site at www.tenneco.com. A recording of the call will be available one hour following completion of the call on July 27, 2006. To access this recording, dial 800-262-5125 (domestic) or 402-220-9716 (international). The purpose of the call is to discuss the company's operations for the quarter, as well as other matters that may impact the company's outlook. A copy of the press release is available on the financial and news sections of the Tenneco web site.

Tenneco is a $4.4 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.

This press release contains forward-looking statements. Words such as "hopes," "estimates," "continue," "will," "plans," "outlook" and "goal" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are:

(i) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products;

(ii) the overall highly competitive nature of the automotive parts industry, including pricing pressure from the company's OE customers and the loss of any awards of business, or the failure to obtain new awards of business, from our large customers, on which we are dependent for a substantial portion of our revenues; for example, Ford, from whom the company derived 12% of its 2005 net sales, recently announced a plan to significantly reduce the number of its global suppliers. While the company currently believes that its relationship with Ford will not be impacted by this plan, any significant reduction in sales to Ford could have a material adverse effect on the company;

(iii) the company's resultant inability to realize the sales represented by its awarded book of business which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers;

(iv) increases in the costs of raw materials, including the company's ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, customer recovery and other methods;

(v) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products;

(vi) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans;

(vii) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including the strength of other currencies relative to the U.S. dollar and currency fluctuations and other risks associated with operating in foreign countries;

(viii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals;

(ix) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases), the amount of the company's debt, the ability of the company to access capital markets and the credit ratings of the company's debt;

(x) the cost and outcome of existing and any future legal proceedings, and compliance with changes in regulations, including environmental regulations;

(xi) workforce factors such as strikes or labor interruptions;

(xii) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market;

(xiii) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs;

(xiv) changes by the Financial Accounting Standards Board or other accounting regulatory bodies to authoritative generally accepted accounting principles or policies;

(xv) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where the company operates; and

(xvi) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2005. Further information can be found on the company's web site at www.tenneco.com.

                                       ###

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                              STATEMENTS OF INCOME
                                    Unaudited
                                    ---------
                           THREE MONTHS ENDED JUNE 30,
                       (Millions except per share amounts)

                                                                                       2006                     2005
                                                                                      -------                  -------
Net sales and operating revenues                                                      $ 1,222                  $ 1,180
                                                                                      =======                  =======

Costs and Expenses
     Cost of Sales (exclusive of depreciation shown below)                                972(a)                   941(c)
     Engineering, Research and Development                                                 22                       18
     Selling, General and Administrative                                                  107(a)(b)                 93
     Depreciation and Amortization of Other Intangibles                                    47                       44
                                                                                      -------                  -------
               Total Costs and Expenses                                                 1,148                    1,096
                                                                                      =======                  =======
Loss on sale of receivables                                                                (1)                      (1)
Other Loss                                                                                  -                        -
                                                                                      -------                  -------
Total Other Loss                                                                           (1)                      (1)
                                                                                      -------                  -------
Income before Interest Expense,
  Income Taxes, and Minority Interest
     North America                                                                         37(a)(b)                 52
     Europe & South America                                                                34(a)                    27(c)
     Asia Pacific                                                                           2(a)                     4
                                                                                      -------                  -------
                                                                                           73                       83
Less:
     Interest expense (net of
        interest capitalized)                                                              33                       32
     Income tax expense                                                                    15                       18(d)
     Minority interest                                                                      1                        -
                                                                                      -------                  -------
Net Income                                                                                 24                       33
                                                                                      -------                  -------

Average common shares outstanding:
     Basic                                                                               44.5                     43.0
                                                                                      =======                  =======
     Diluted                                                                             47.2                     45.1
                                                                                      =======                  =======
Earnings per share of common stock:
     Basic                                                                            $  0.56                  $  0.75
                                                                                      =======                  =======
     Diluted                                                                          $  0.53                  $  0.71
                                                                                      =======                  =======

(a) Includes restructuring and restructuring related charges of $8 million pre-tax, $5 million after tax or $0.12 per share. Of the adjustment $7 million is recorded in cost of sales and $1 million is recorded in SG&A. Geographically, $4 million is recorded in North America, $3 million in Europe and South America and $1 million is recorded in Asia Pacific.

(b) Includes customer changeover costs of $6 million pre-tax, $4 million after-tax or $0.08 per share.

(c) Includes restructuring and restructuring related charges of $2 million pre-tax, $1 million after tax or $0.03 per share. The entire $2 million adjustment is recorded in cost of sales and geographically in Europe and South America.

(d) Includes a $1 million or $0.03 per share tax expense primarily related to adjusting state tax net operating loss carry forwards.

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                              STATEMENTS OF INCOME
                                    Unaudited
                                    ---------
                            SIX MONTHS ENDED JUNE 30,
                       (Millions except per share amounts)

                                                              2006              2005
                                                            -------            ------
Net sales and operating revenues                            $ 2,354            $ 2,281
                                                            =======            =======

Costs and Expenses
     Cost of Sales (exclusive of depreciation shown below)    1,893(a)           1,829(e)
     Engineering, Research and Development                       44                 42
     Selling, General and Administrative                        208(a)(b)(c)       191(e)
     Depreciation and Amortization of Other Intangibles          91                 90
                                                            -------            -------
               Total Costs and Expenses                       2,236              2,152
                                                            -------            -------

Loss on sale of receivables                                      (2)                (1)
Other Loss                                                       (1)                (1)
                                                            -------            -------
Total Other Loss                                                 (3)                (2)
                                                            -------            -------
Income before Interest Expense,
  Income Taxes, and Minority Interest
     North America                                               71(a)(b)(c)        89(e)
     Europe & South America                                      42(a)              32(e)
     Asia Pacific                                                 2(a)               6
                                                            -------            -------
                                                                115                127
Less:
     Interest expense (net of
        interest capitalized)                                    67                 64
     Income tax expense                                          15(d)              22(f)
     Minority interest                                            2                  1
                                                            -------            -------
Net Income                                                       31                 40
                                                            -------            -------
Average common shares outstanding:
     Basic                                                     44.2               42.8
                                                            =======            =======
     Diluted                                                   46.9(b)            45.0
                                                            =======            =======
Earnings per share of common stock:
     Basic                                                  $  0.71            $  0.92
                                                            =======            =======
     Diluted                                                $  0.67(b)         $  0.88
                                                            =======            =======

(a) Includes restructuring and restructuring related charges of $14 million pre-tax, $9 million after tax or $0.21 per share, of which $13 million is recorded in cost of sales and $1 million is recorded in SG&A. Geographically, $7 million is recorded in North America, $4 million in Europe and South America and $3 million in Asia Pacific.

(b) Includes $1 million pre-tax and after tax increase in stock compensation expense associated with the adoption of FAS 123R. Adoption of this accounting standard also increased the calculated number of diluted shares by 0.6 million for a combined impact of $0.03 per share.

(c) Includes customer changeover costs of $6 million pre-tax, $4 million after-tax or $0.09 per share.

(d) Includes a $3 million or $0.06 per share tax benefit, primarily related to resolution of tax issues.

(e) Includes restructuring and restructuring related charges of $5 million pre-tax, $3 million after tax or $0.07 per share. Of the charges, $4 million is recorded in cost of sales and the remaining $1 million is in SG&A. Geographically, $2 million is recorded in North America and $3 million in Europe and South America.

(f) Includes a $1 million or $0.02 per share tax expense primarily related to adjusting state tax net operating loss carry forwards.

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                                 BALANCE SHEETS
                                   (Unaudited)
                                   (Millions)

                                                            June 30, 2006           December 31, 2005
                                                           ---------------          -----------------
 Assets
          Cash and Cash Equivalents                        $          123               $     141
          Receivables, Net                                            659 (a)                 543  (a)
          Inventories                                                 414                     360
          Other Current Assets                                        178                     153
          Investments and Other Assets                                707                     700
          Plant, Property, and Equipment, Net                       1,084                   1,043
                                                           --------------               ---------
          Total Assets                                     $        3,165               $   2,940
                                                           ==============               =========

Liabilities and Shareholders' Equity
          Short-Term Debt                                  $           20               $      22
          Accounts Payable                                            769                     651
          Accrued Taxes                                                50                      31
          Accrued Interest                                             39                      38
          Other Current Liabilities                                   235                     237
          Long-Term Debt                                            1,349 (b)               1,356  (b)
          Deferred Income Taxes                                        80                      86
          Deferred Credits and Other Liabilities                      378                     366
          Minority Interest                                            26                      24
          Total Shareholders' Equity                                  219                     129
                                                           --------------               ---------
          Total Liabilities and Shareholders' Equity       $        3,165               $   2,940
                                                           ==============               =========

                                                                   June 30, 2006       December 31, 2005
                                                                  ---------------      -----------------
(a)   Accounts receivable securitization programs                   $      148             $      129

(b)   Long term debt composed of:                          June 30, 2006       December 31, 2005
                                                          ---------------      -----------------
          Term loan B (Due 2010)                          $          356            $     356
          10.25% senior notes (Due 2013)                             488                  489
          8.625% subordinated notes (Due 2014)                       500                  500
          Other long term debt                                         5                   11

                                                          --------------            ---------
                                                          $        1,349            $   1,356
                                                          ==============            =========

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                   (Millions)

                                                                                    SIX MONTHS ENDED
                                                                                        JUNE 30,
                                                                         ----------------------------------------
                                                                                2006                 2005
                                                                         -------------------   ------------------
Operating activities:
  Net income                                                             $               31     $             40
  Adjustments to reconcile net income
   to net cash provided (used) by operating activities -
    Depreciation and amortization of other intangibles                                   91                   90
    Stock option expense                                                                  2                    -
    Deferred income taxes                                                                 8                   (5)
    Loss on sale of assets, net                                                           2                    1
    Changes in components of working capital (net of acquisition)-
      (Inc.)/dec. in receivables                                                       (102)                (200)
      (Inc.)/dec. in inventories                                                        (40)                 (33)
      (Inc.)/dec. in prepayments and other current assets                               (27)                 (19)
      Inc./(dec.) in payables                                                            90                   64
      Inc./(dec.) in taxes accrued                                                        -                   19
      Inc./(dec.) in interest accrued                                                     1                    2
      Inc./(dec.) in other current liabilities                                           (4)                 (10)
    Other                                                                                 5                  (13)
                                                                         -------------------   ------------------
Net cash provided (used) by operating activities                                         57                  (64)

Investing activities:
  Net proceeds from sale of assets                                                        2                    3
  Expenditures for plant, property & equipment                                          (87)                 (63)
  Acquisition of business                                                                 -                   (7)
  Expenditures for software-related intangibles                                          (6)                 (11)
  Investments and other                                                                   1                    2
                                                                         -------------------   ------------------
Net cash (used) by investing activities                                                 (90)                 (76)
                                                                         -------------------   ------------------

Financing activities:
  Issuance of common shares                                                              10                    4
  Retirement of long-term debt                                                           (2)                 (42)
  Net inc./(dec.) in short-term debt excluding current
   maturities on long-term debt                                                          (3)                  34
  Other                                                                                   2                    -
                                                                         -------------------   ------------------
Net cash provided (used) by financing activities                                          7                   (4)
                                                                         -------------------   ------------------

Effect of foreign exchange rate changes on cash and
  cash equivalents                                                                        8                   (4)
                                                                         -------------------   ------------------

Decrease in cash and cash equivalents                                                   (18)                (148)
Cash and cash equivalents, January 1                                                    141                  214
                                                                         -------------------   ------------------
Cash and cash equivalents, June 30                                       $              123    $              66
                                                                         ===================   ==================

Cash paid during the period for interest                                 $               67    $              61
Cash paid during the period for income taxes                                              7    $              11

                                                                    ATTACHMENT 2

                                  TENNECO INC.
                 RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA
                                    Unaudited

                                                                        Q2 2006
                                                     ---------------------------------------------
                                                       North     Europe      Asia
                                                      America     & SA     Pacific       Total
                                                     ----------  --------  ---------  ------------
Net income                                                                            $        24

Minority interest                                                                               1

Income tax expense                                                                             15

Interest expense (net of interest capitalized)                                                 33
                                                                                      ------------

EBIT, Income before interest expense, income taxes
  and minority interest (GAAP measure)               $      37   $    34   $      2            73

Depreciation and amortization of other intangibles          24        20          3            47
                                                     ----------  --------  ---------  ------------
Total EBITDA(2)                                      $      61   $    54   $      5   $       120
                                                     ==========  ========  =========  ============

                                                                      Q2 2005
                                                     ---------------------------------------------
                                                       North     Europe      Asia
                                                      America     & SA     Pacific       Total
                                                     ----------  --------  ---------  ------------
Net income                                                                             $       33

Income tax expense                                                                             18

Interest expense (net of interest capitalized)                                                 32
                                                                                      ------------

EBIT, Income before interest expense, income taxes
   and minority interest (GAAP measure)              $      52   $    27   $      4            83

Depreciation and amortization of other intangibles          23        18          3            44
                                                     ----------  --------  ---------  ------------
Total EBITDA(2)                                      $      75   $    45   $      7   $       127
                                                     ==========  ========  =========  ============

(1) Generally Accepted Accounting Principles

(2)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                                    Unaudited

                                                                      Q2 2006                              Q2 2005
                                                      ------------------------------------ ------------------------------------
                                                      EBITDA (3) EBIT Net Income Per Share EBITDA (3) EBIT Net Income Per Share
                                                      ---------- ---- ---------- --------- ---------- ---- ---------- ---------
Earnings Measures                                       $  120   $ 73   $   24     $0.53     $  127   $ 83   $   33     $0.71

Adjustments (reflects non-GAAP measures):
     Restructuring and restructuring related expenses        8      8        5      0.12          2      2        1      0.03
     New Aftermarket customer changeover costs (4)           6      6        4      0.08          -      -        -         -
     Tax adjustments                                         -      -        -         -          -      -        1      0.03
                                                        ------   ----   ------     -----     ------   ----   ------     -----
Non-GAAP earnings measures                              $  134   $ 87   $   33     $0.73     $  129   $ 85   $   35     $0.77
                                                        ======   ====   ======     =====     ======   ====   ======     =====

                                                                      Q2 2006
                                                        ----------------------------------
                                                         North    Europe    Asia
                                                        America    & SA    Pacific   Total
                                                        -------   ------   -------   -----
EBIT                                                      $37      $ 34     $ 2       $73
     Restructuring and restructuring related expenses       4         3       1         8
     New Aftermarket customer changeover costs (4)          6                           6
                                                          ---      ----     ---       ---
Adjusted EBIT                                             $47      $ 37     $ 3       $87
                                                          ===      ====     ===       ===

                                                                      Q2 2005
                                                        ----------------------------------
                                                         North    Europe    Asia
                                                        America    & SA    Pacific   Total
                                                        -------   ------   -------   -----
EBIT                                                      $52        27     $ 4       $83
     Restructuring and restructuring related expenses       -         2       -         2
                                                          ---      ----     ---       ---
Adjusted EBIT                                             $52      $ 29     $ 4       $85
                                                          ===      ====     ===       ===

(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the second quarters of 2006 and 2005 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above the changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the quarter in which they were incurred.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
                 RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA
                                    Unaudited

                                                                                                       YTD 2006
                                                                                          ----------------------------------
                                                                                           North    Europe    Asia
                                                                                          America    & SA    Pacific   Total
                                                                                          -------   ------   -------   -----
Net income                                                                                                             $  31
Minority interest                                                                                                          2
Income tax expense                                                                                                        15
Interest expense (net of interest capitalized)                                                                            67
                                                                                                                       -----
EBIT, Income before interest expense, income taxes and minority interest (GAAP measure)    $  71     $ 42     $   2      115
Depreciation and amortization of other intangibles                                            46       39         6       91
                                                                                           -----     ----     -----    -----
Total EBITDA(2)                                                                            $ 117     $ 81     $   8    $ 206
                                                                                           =====     ====     =====    =====

                                                                                                       YTD 2005
                                                                                          ----------------------------------
                                                                                           North    Europe    Asia
                                                                                          America    & SA    Pacific   Total
                                                                                          -------   ------   -------   -----
Net income                                                                                                             $  40
Minority interest                                                                                                          1
Income tax expense                                                                                                        22
Interest expense (net of interest capitalized)                                                                            64
                                                                                                                       -----
EBIT, Income before interest expense, income taxes and minority interest (GAAP measure)    $  89     $ 32     $   6      127
Depreciation and amortization of other intangibles                                            46       38         6       90
                                                                                           -----     ----     -----    -----
Total EBITDA(2)                                                                            $ 135     $ 70     $  12    $ 217
                                                                                           =====     ====     =====    =====

(1) Generally Accepted Accounting Principles

(2)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                                    Unaudited

                                                                      YTD 2006                             YTD 2005
                                                      ------------------------------------ ------------------------------------
                                                      EBITDA (3) EBIT Net Income Per Share EBITDA (3) EBIT Net Income Per Share
                                                      ---------- ---- ---------- --------- ---------- ---- ---------- ---------
Earnings Measures                                       $  206   $115   $  31     $  0.67    $  217   $127   $   40    $ 0.88

Adjustments (reflects non-GAAP measures):
     Restructuring and restructuring related expenses       14     14       9        0.21         5      5        3      0.07
     New Aftermarket customer changeover costs (4)           6      6       4        0.09         -      -        -         -
     Stock based compensation accounting change              1      1       1        0.03         -      -        -         -
     Tax adjustments                                         -      -      (3)      (0.06)        -      -        1      0.02
                                                        ------   ----   -----     -------    ------   ----   ------    ------
Non-GAAP earnings measures                              $  227   $136   $  42     $  0.94    $  222   $132   $   44    $ 0.97
                                                        ======   ====   =====     =======    ======   ====   ======    ======

                                                                     YTD 2006
                                                        ----------------------------------
                                                         North    Europe     Asia
                                                        America    & SA    Pacific   Total
                                                        -------   ------   -------   -----
EBIT                                                     $  71     $ 42     $   2    $ 115
     Restructuring and restructuring related expenses        7        4         3       14
     New Aftermarket customer changeover costs (4)           6        -         -        6
     Stock based compensation accounting change              1        -         -        1
                                                         -----     ----     -----    -----
Adjusted EBIT                                            $  85     $ 46     $   5    $ 136
                                                         =====     ====     =====    =====

                                                                     YTD 2005
                                                        ----------------------------------
                                                         North    Europe     Asia
                                                        America    & SA    Pacific   Total
                                                        -------   ------   -------   -----
EBIT                                                     $  89       32     $   6    $ 127
     Restructuring and restructuring related expenses        2        3         -        5
                                                         -----     ----     -----    -----
Adjusted EBIT                                            $  91     $ 35     $   6    $ 132
                                                         =====     ====     =====    =====

(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the first six months of 2006 and 2005 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

In addition, 2006 includes adjustments to eliminate the additional stock based compensation expense and the impact on the diluted shares calculation associated with FAS 123R, which the company adopted in 2006. The company plans to continue making this adjustment for the remainder of 2006 to enhance investors' understanding of the comparability between 2006 and 2005 results. See also Attachment I, Statements of Income footnote (b for the six months ended June 30.

(3)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above the changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the time period in which they were incurred.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
           RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES
                                    Unaudited

                                                                      Q2 2006
                                               -----------------------------------------------------------
                                                                                 Substrate      Revenues
                                                                                   Sales       Excluding
                                                                      Revenues   Excluding      Currency
                                                          Currency   Excluding   Currency    and Substrate
                                               Revenues    Impact     Currency    Impact         Sales
                                               --------   --------   ---------   ---------   -------------
North America Original Equipment
      Ride Control                             $  131      $   -      $   131     $     -      $    131
      Exhaust                                     236          2          234          61           173
                                               ------      -----      -------     -------      --------
      Total North America Original Equipment      367          2          365          61           304

North America Aftermarket
      Ride Control                                112          -          112           -           112
      Exhaust                                      45          -           45           -            45
                                               ------      -----      -------     -------      --------
      Total North America Aftermarket             157          -          157           -           157

Total North America                               524          2          522          61           461

Europe Original Equipment
      Ride Control                                 98          5           93           -            93
      Exhaust                                     314          7          307         117           190
                                               ------      -----      -------     -------      --------
      Total Europe Original Equipment             412         12          400         117           283

Europe Aftermarket
      Ride Control                                 54          1           53           -            53
      Exhaust                                      64          1           63           -            63
                                               ------      -----      -------     -------      --------
      Total Europe Aftermarket                    118          2          116           -           116

South America & India                              66          4           62           8            54

Total Europe, South America & India               596         18          578         125           453

Asia                                               58          -           58          19            39

Australia                                          44         (1)          45           5            40
                                               ------      -----      -------     -------      --------

Total Asia Pacific                                102         (1)         103          24            79

Total Tenneco Inc.                             $1,222      $  19      $ 1,203      $  210      $    993
                                               ======      =====      =======      ======      ========

                                                                      Q2 2005
                                               -----------------------------------------------------------
                                                                                 Substrate      Revenues
                                                                                   Sales       Excluding
                                                                      Revenues   Excluding      Currency
                                                          Currency   Excluding   Currency    and Substrate
                                               Revenues    Impact     Currency    Impact         Sales
                                               --------   --------   ---------   ---------   -------------
North America Original Equipment
      Ride Control                              $  131     $   -      $   131     $     -      $    131
      Exhaust                                      259         -          259          68           191
                                                ------     -----      -------     -------      --------
      Total North America Original Equipment       390         -          390          68           322

North America Aftermarket
      Ride Control                                 103         -          103           -           103
      Exhaust                                       43         -           43           -            43
                                                ------     -----      -------     -------      --------
      Total North America Aftermarket              146         -          146           -           146

Total North America                                536         -          536          68           468

Europe Original Equipment
      Ride Control                                  98         -           98           -            98
      Exhaust                                      284         -          284          87           197
                                                ------     -----      -------     -------      --------
      Total Europe Original Equipment              382         -          382          87           295

Europe Aftermarket
      Ride Control                                  51         -           51           -            51
      Exhaust                                       58         -           58           -            58
                                                ------     -----      -------     -------      --------
      Total Europe Aftermarket                     109         -          109           -           109

South America & India                               59         -           59           5            54

Total Europe, South America & India                550         -          550          92           458

Asia                                                35         -           35          10            25

Australia                                           59         -           59           5            54
                                                ------     -----      -------     -------      --------

Total Asia Pacific                                  94         -           94          15            79

Total Tenneco Inc.                              $1,180     $   -      $ 1,180      $  175      $  1,005
                                                ======     =====      =======      ======      ========

Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales which the company previously referred to as pass-through sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
           RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES
                                    Unaudited

                                                                        YTD 2006
                                            --------------------------------------------------------------
                                                                               Substrate      Revenues
                                                                                 Sales        Excluding
                                                                    Revenues   Excluding      Currency
                                                         Currency   Excluding  Currency      and Substrate
                                             Revenues     Impact    Currency    Impact          Sales
                                            ---------    --------   ---------  ---------     -------------
North America Original Equipment
    Ride Control                            $     262    $      -   $     262  $       -     $         262
    Exhaust                                       479           5         474        127               347
                                            ---------    --------   ---------  ---------     -------------
    Total North America Original Equipment        741           5         736        127               609

North America Aftermarket
    Ride Control                                  213           -         213          -               213
    Exhaust                                        85           -          85          -                85
                                            ---------    --------   ---------  ---------     -------------
    Total North America Aftermarket               298           -         298          -               298

Total North America                             1,039           5       1,034        127               907

Europe Original Equipment
    Ride Control                                  193(a)       (1)        194          -               194(a)
    Exhaust                                       606         (12)        618        228               390
                                            ---------    --------   ---------  ---------     -------------
    Total Europe Original Equipment               799         (13)        812        228               584

Europe Aftermarket
    Ride Control                                   90          (1)         91          -                91
    Exhaust                                       103          (3)        106          -               106
                                            ---------    --------   ---------  ---------     -------------
    Total Europe Aftermarket                      193          (4)        197          -               197

South America & India                             131          10         121         15               106

Total Europe, South America & India             1,123          (7)      1,130        243               887
Asia                                              108           -         108         36                72

Australia                                          84          (3)         87          9                78
                                            ---------    --------   ---------  ---------     -------------
Total Asia Pacific                                192          (3)        195         45               150

Total Tenneco Inc.                             $2,354    $     (5)  $   2,359  $     415     $       1,944
                                            =========    ========   =========  =========     =============

                                                                           YTD 2005
                                            --------------------------------------------------------------
                                                                                 Substrate     Revenues
                                                                                   Sales       Excluding
                                                                    Revenues     Excluding     Currency
                                                         Currency   Excluding     Currency   and Substrate
                                             Revenues     Impact    Currency       Impact        Sales
                                             --------    --------   ---------    ---------   -------------
North America Original Equipment
    Ride Control                             $    258    $      -   $     258    $       -   $         258
    Exhaust                                       507           -         507          135             372
                                             --------    --------   ---------    ---------   -------------
    Total North America Original Equipment        765           -         765          135             630

North America Aftermarket
    Ride Control                                  194           -         194            -             194
    Exhaust                                        82           -          82            -              82
                                             --------    --------   ---------    ---------   -------------
    Total North America Aftermarket               276           -         276            -             276

Total North America                             1,041           -       1,041          135             906

Europe Original Equipment
    Ride Control                                  207(a)        -         207            -             207
    Exhaust                                       556           -         556          166             390
                                             --------    --------   ---------    ---------   -------------
    Total Europe Original Equipment               763           -         763          166             597

Europe Aftermarket
    Ride Control                                   88           -          88            -              88
    Exhaust                                       103           -         103            -             103
                                             --------    --------   ---------    ---------   -------------
    Total Europe Aftermarket                      191           -         191            -             191

South America & India                             110           -         110            9             101

Total Europe, South America & India             1,064           -       1,064          175             889

Asia                                               70           -          70           23              47

Australia                                         106           -         106            9              97
                                             --------    --------   ---------    ---------   -------------

Total Asia Pacific                                176           -         176           32             144

Total Tenneco Inc.                           $  2,281    $      -   $   2,281    $     342   $       1,939
                                             ========    ========   =========    =========   =============

Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales which the company previously referred to as pass-through sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

(a) Beginning in the second quarter of 2005, Tenneco changed its accounting for a customer contract in its European OE Ride Control unit. The cost of sales for this contract are now netted against the revenues, reducing reported revenues and cost of sales. In the first quarter of 2005, Tenneco recorded $15 million in revenues for this contract.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
                       RECONCILIATION OF NON-GAAP MEASURES
                    Debt net of cash / Adjusted EBITDA - LTM

                                                          Quarter Ended June 30
                                                          ---------------------
                                                          2006              2005
                                                         -------           -------
Total debt                                               $ 1,369           $ 1,412

Cash and cash equivalents                                    123                66

Debt net of cash balances (1)                              1,246             1,346

Adjusted LTM EBITDA                                          419               405

Ratio of net debt to adjusted LTM EBITDA (2)                   3x              3.3x

                                                        Q3 05     Q4 05    Q1 06    Q2 06    Q2 06 LTM
                                                        ------    ------   -----    -----    ---------
Net income                                                  10         8        7       24       49

Minority interest                                            -         1        1        1        3

Income tax expense                                           7        (4)       -       15       18

Interest expense (net of interest capitalized)              33        33       34       33      133

EBIT, Income before interest expense, income taxes
 and minority interest (GAAP measure)                       50        38       42       73      203

Depreciation and amortization of other intangibles          44        43       44       47      178

Total EBITDA(3)                                             94        81       86      120      381

Restructuring and restructuring related expenses             2         5        6        8       21
Stock based compensation accounting change                   -         -        1        -        1
New Aftermarket customer changeover costs                    -        10        -        6       16

                                                        ------   -------   ------   ------   ------
Total Adjusted EBITDA (4)                                   96        96       93      134      419
                                                        ======   =======   ======   ======   ======

                                                        Q3 04    Q4 04    Q1 05     Q2 05   Q2 05 LTM
                                                        -----    -----    -----     -----   ---------
Net income                                                 6       (19)      7        33        27

Minority interest                                          1         -       1         -         2

Income tax expense                                         2       (35)      4        18       (11)

Interest expense (net of interest capitalized)            35        75      32        32       174

EBIT, Income before interest expense, income taxes
 and minority interest (GAAP measure)                     44        21      44        83       192

Depreciation and amortization of other intangibles        42        46      46        44       178

Total EBITDA(3)                                           86        67      90       127       370

Restructuring and restructuring related expenses           2        28       3         2        35

                                                        ----     -----    ----      ----      ----
Total adjusted EBITDA(4)                                  88        95      93       129       405
                                                        ====     =====    ====      ====      ====

(1)Tenneco presents debt net of cash balances because management believes it is a useful measure of Tenneco's credit position and progress toward reducing leverage. The calculation is limited in that the company may not always be able to use cash to repay debt on a dollar-for- dollar basis.

(2)Tenneco presents the above reconciliation of the ratio debt net of cash to the last twelve months (LTM) of adjusted EBITDA to show trends that investors may find useful in understanding the company's ability to service its debt. For purposes of this calculation, adjusted LTM EBITDA is used as an indicator of the company's performance over the most recent twelve months and debt net of cash is presented as an indicator of our credit position and progress toward reducing our financial leverage. LTM adjusted EBITDA is used to reflect annual values and remove seasonal fluctuations. This reconciliation is provided as supplemental information and not intended to replace the company's existing covenant ratios or any other financial measures that investors may find useful in describing the company's financial position. See notes (1), (3) and (4) for a description of the limitations of using debt net of cash, EBITDA and adjusted EBITDA.

(3)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Inc. has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4)Adjusted EBITDA is presented in order to reflect the results in a manner that allows a better understanding of operational activities separate from the financial impact of decisions made for the long term benefit of the company and other items impacting comparability between the periods. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period. In addition, 2006 includes adjustments to eliminate the additional stock based compensation expense and the impact on the diluted shares calculation associated with FAS 123R, which the company adopted in 2006. The company plans to continue making this adjustment for the remainder of 2006 to enhance investors' understanding of the comparability between 2006 and 2005 results. See also Attachment I, Statements of Income footnote (b) for the six months ended June 30.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
                       RECONCILIATION OF NON-GAAP MEASURES
                         SGA&E as Percent of Sales - LTM

                                                Q3 05         Q4 05         Q1 06         Q2 06           Q2 06 LTM
                                                -----         -----         -----         -----           ---------
Revenues                                        1,096          1,064        1,132         1,222             4,514

Engineering, research, and development             22             19           22            22                85

Selling, general, and administrative               96             98          101           107               402
                                                -----          -----        -----         -----           -------

Total SGA&E                                       118           117           123           129               487

                                                                                                          -------
SGA&E as Percent of Sales                                                                                    10.8%
                                                                                                          =======

                                                Q3 04         Q4 04         Q1 05         Q2 05           Q2 05 LTM
                                                -----         ------        ------        ------          ---------
Revenues                                          996          1,071        1,101         1,180             4,348

Engineering, research, and development             20             20           24            18                82

Selling, general, and administrative               93            115           98            93               399
                                                -----          -----        -----         -----             -----

Total SGA&E                                       113            135          122           111               481

                                                                                                            -----
SGA&E as Percent of Sales                                                                                    11.1%
                                                                                                            =====

Tenneco presents the above reconciliation of the last twelve months (LTM) of selling, general, administrative and engineering (SGA&E) expenses as a percentage of revenues to provide information investors may find useful in measuring the company's progress toward its goals to lower selected operating expenses supported by existing revenues. LTM values are used to highlight annual trends and remove seasonal fluctuations. This reconciliation is provided as supplemental information and not as a replacement for any other financial ratios that investors may find useful for measuring the company's operating performance.